Exhibit 4.6

INTERCREDITOR AND SUBORDINATION AGREEMENT

among

MXENERGY HOLDINGS INC.,
a Delaware corporation

and

THE OTHER PLEDGORS FROM TIME TO TIME PARTY HERETO,

and

SEMPRA ENERGY TRADING LLC,
as Facility Agent,

and

LAW DEBENTURE TRUST COMPANY OF NEW YORK,
as Junior Notes Trustee.

dated as of September 22, 2009

i

ii

INTERCREDITOR AND SUBORDINATION AGREEMENT (this “Agreement”) dated as of September 22, 2009 by and among MxEnergy Holdings Inc., a Delaware corporation (“Holdings”), the Pledgors from time to time party hereto, Sempra Energy Trading LLC, a Delaware limited liability company (“Sempra”), together with its successors and assigns, in its capacity as Facility Agent, and Law Debenture Trust Company of New York, not individually, but solely in its capacity as trustee under the Junior Indenture described below for the benefit of the Holders of the Junior Notes (in such capacity, together with its successors and assigns, the “Junior Notes Trustee”).

RECITALS

A.            Concurrently herewith, the Facility Agent (defined below) is entering into a Master ISDA Agreement with MxEnergy Inc., a Delaware corporation (“MX Energy”), and the Guarantors named therein (the “Master MX Energy ISDA”, which term shall encompass the related ISDA Documents), and a Master ISDA Agreement with MxEnergy Electric Inc., a Delaware corporation (“MX Electric”), and the Guarantors named therein (the “Master MX Electric ISDA”, which term shall encompass the related ISDA Documents).  The Facility Agent may from time to time enter into other Master ISDA Agreements with Affiliates of MX Energy or MX Electric (each such Affiliate, an “Additional MX Party” and, together with MX Energy and MX Electric, the “ISDA Parties”), and the Guarantors named therein (each, an “Additional Master ISDA”, which term shall encompass the related ISDA Documents).  As used herein, the term “Master ISDAs” shall mean the Master MX Energy ISDA, the Master MX Electric ISDA and any Additional Master ISDA.  As used herein, the term Master MX Energy ISDA, the term Master MX Electric ISDA and the term Additional Master ISDA, as the case may be, means the Master MX Energy ISDA, the Master MX Electric ISDA and any Additional Master ISDA described in this paragraph, as the same may be amended, amended and restated, supplemented, modified, renewed, restated, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time, and including any agreement extending the maturity of, or refinancing or restructuring in full (including, but not limited to, the inclusion of additional guarantors or parties thereunder or any increase in the amount borrowed or covered thereby) of all of, the indebtedness or other obligations under such agreement or any successor agreements, whether or not with the same agent, trustee, representative, lenders, holders or parties, provided that, with respect to any agreement providing for such refinancing or replacement of a Master ISDA, such agreement shall only be treated as the Master MX Energy ISDA, the Master MX Electric ISDA or an Additional Master ISDA, as the case may be, hereunder if (A) (i) it refinances and replaces in full all of the obligations thereunder or (ii) it, together with other facilities or other sources of funds, refinances, replaces and/or repays in full all of the obligations thereunder and (B) a representative for the agent or credit provider under any refinancing or replacement facility (that either replaces or refinances in full a Master ISDA) executes an Intercreditor Agreement Joinder in the form attached as Exhibit A hereto).

B.            Holdings has issued $67,751,000 aggregate principal amount of its 13¼% Senior Subordinated Secured Notes due 2014 (together with all other notes issued under the Junior Indenture (defined below), including all notes issued in exchange or replacement thereof, the “Junior Notes”) pursuant to that certain Indenture, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Junior

Indenture”), among Holdings, the subsidiary guarantors named therein and the Junior Notes Trustee.

C.            In connection with the Master ISDAs, the ISDA Parties and the other Pledgors also intend to enter into the ISDA Security Documents, pursuant to which the Facility Agent will be granted a first priority security interest in the collateral described therein (the “First Lien Collateral”).

D.            In connection with the issuance of the Junior Notes, Holdings and the other Pledgors also intend to enter into the Junior Notes Documents, pursuant to which the Junior Notes Trustee will be granted a first priority security interest in the Escrow Account and a second priority security interest in the First Lien Collateral.

E.             The ISDA Documents and the Junior Notes Documents provide, among other things, that the parties thereto shall set forth in this Agreement their relative rights and priorities with respect to payments under the ISDA Documents and the Junior Notes Documents and the Shared Collateral.

F.             Capitalized terms used in this Agreement have the meanings assigned to them above, in the Master ISDAs or in Article 1 below.

AGREEMENT

In consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1.  DEFINITIONS; PRINCIPLES OF CONSTRUCTION

SECTION 1.1         Defined Terms.  The following terms will have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Additional Master ISDA” has the meaning set forth in the recitals.

“Additional MX Party” has the meaning set forth in the recitals.

“Agreement” has the meaning set forth in the preamble.

“Bankruptcy Standstill” has the meaning set forth in Section 3.3(c).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control Offer” has the meaning given in the Junior Indenture on the date hereof.

“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of Holdings issued on the Closing Date to the Facility Agent.

“Closing Date” means the date on which the Master MX Energy ISDA and the Master MX Electric ISDA are executed and delivered by all parties thereto and all conditions precedent to the execution and delivery of the Master MX Energy ISDA and the Master MX Electric ISDA have been satisfied or waived.

“Collateral” means all properties and assets of Holdings and any other Pledgor that constitutes “Collateral” under and as defined in any one or more of the Master ISDAs, the Junior Indenture or any other Secured Debt Document.

“Discharge of ISDA Obligations” means the occurrence of all of the following:

(1)           indefeasible payment in full in cash of settlement amounts, termination payments, the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) and premium (if any) on all amounts outstanding under or that would be due upon the termination of the Master ISDAs and constituting ISDA Obligations, including reimbursement obligations;

(2)           indefeasible payment in full in cash of all other ISDA Obligations that are outstanding and unpaid at the time such settlement amounts, termination payments, principal, interest and premium (if any) on all amounts outstanding under the Master ISDAs are paid in full in cash (other than any obligations for taxes, indemnifications, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time);

(3)           irrevocable termination or expiration of all commitments, if any, of the Facility Agent to extend credit or undertake transactions that would constitute, or give rise to, ISDA Obligations; and

(4)           irrevocable termination or cash collateralization (in an amount and manner reasonably satisfactory to the Facility Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit and guarantees issued under or pursuant to the terms of the Master ISDAs and constituting ISDA Obligations.

“Enforcement Action” means, any action to enforce the rights or remedies of the Junior Notes, the Junior Notes Trustee or any other person acting on behalf of one or more holders of Junior Notes, including, without limitation:

(i)                                   taking any action to commence or petition for the commencement of an Insolvency or Liquidation Proceeding with respect to Holdings or any Pledgor;

(ii)                                demanding, suing or taking any action for enforcement of the payment of any amounts owed with respect to the Junior Notes or any guarantee of such Junior Notes;

(iii)                             initiating or participating in any suit or proceeding to enforce any rights or remedies under the Junior Notes, any guarantee of the Junior Notes or any other agreements executed in connection therewith;

(iv)                            contesting any action taken, or forbearance, by the Facility Agent with respect to Holdings or any Pledgor or the Collateral (except in violation of this Agreement);

(v)                               accelerating the Junior Notes;

(vi)                            making a demand on any guarantee issued with respect to the Junior Notes; and

(vii)                         taking any action to realize or foreclose on any collateral securing the Junior Notes or any guarantee of the Junior Notes.

“Escrow Account” means the segregated escrow account established pursuant to the Escrow Agreement.

“Escrow Agreement” means that certain Escrow and Security Agreement dated the date hereof among the Junior Notes Trustee, Holdings and Law Debenture Trust Company of New York, as escrow agent.

“Escrow Amount” means the amount of funds held in the Escrow Account from time to time not to exceed an amount equal to the next two full-period interest payments (based on the principal amount then outstanding at the stated rate of interest on the Issue Date without giving effect to any increase in the stated rate of interest following an event of default in respect of the Junior Notes or any amendment to the stated rate of interest) and related Tax Gross-Up Amounts on the Junior Notes.

“Facility Agent” means, at any time, the Person serving at such time as Party A under the Master ISDAs or any other representative then most recently designated in accordance with the applicable provisions of the Master ISDAs or any successor or replacement agreement or agreements entered into in connection with the replacement or refinancing of the Master ISDAs together with its successors in such capacity; provided that any such successor or replacement shall have executed this Agreement or an Intercreditor Agreement Joinder.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated the date hereof among Holdings, the other parties thereto and the Facility Agent.

“Holder” means the record holder of an ISDA Obligation or Junior Note.

“Holdings” has the meaning set forth in the recitals.

“Insolvency or Liquidation Proceeding” means:

(1)           any case commenced by or against Holdings or any other Pledgor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Holdings or any other Pledgor, any receivership or assignment for the benefit of creditors relating to Holdings or any other Pledgor or any similar case or proceeding relative to Holdings or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

(2)           any liquidation, dissolution, marshalling of assets or liabilities or other winding up of Holdings or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, other than a liquidation or dissolution of Holdings or a Pledgor in connection with (a) a merger or consolidation of such Person with or into a Pledgor or Holdings, as the case may be, or (b) a transfer of substantially all assets of Holdings or a Pledgor to a Pledgor or Holdings, as the case may be, in the case of each of the preceding clauses (a) and (b), in a transaction that is permitted under the Master ISDAs; or

(3)           any other proceeding of any type or nature in which substantially all claims of creditors of Holdings or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement Joinder” means an agreement substantially in the form of Exhibit A.

“ISDA Default” means an Event of Default or Termination Event under any of the Master ISDAs.

“ISDA Documents” means the Master ISDAs, trade confirmations under the Master ISDAs or otherwise, letters of credit and guarantees issued in connection with Master ISDAs, the ISDA Security Documents and each of the other agreements, schedules, annexes, confirmations, documents and instruments providing for, relating to or evidencing any other ISDA Obligations, and any other document or instrument executed or delivered at any time in connection with, or giving rise to, any ISDA Obligations, to the extent such are effective at the relevant time, as each may be amended, amended and restated, supplemented, modified, renewed, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time in accordance with its terms and with the provisions of this Agreement.

“ISDA Lien” means a Lien granted by any ISDA Security Document to the Facility Agent, at any time, upon any property of Holdings or any other Pledgor to secure ISDA Obligations.

“ISDA Obligations” means any settlement amount, termination payment, principal (including reimbursement obligations with respect to letters of credit and guarantees whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the ISDA Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the ISDA Documents.

“ISDA Parties” has the meaning set forth in the recitals.

“ISDA Security Documents” means, collectively, the Guarantee and Collateral Agreement and any and all guarantees, security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by Holdings or any other Pledgor creating (or purporting to create) a Lien securing ISDA Obligations in favor of the Facility Agent, in each case, as amended, amended and restated, supplemented, modified, renewed, restated, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time, in accordance with its terms and with the provisions of this Agreement.

“Issue Date” means the date of original issuance of the Junior Notes.

“Junior Indenture” has the meaning set forth in the recitals.

“Junior Lien” means the Lien granted by any Junior Notes Document to the Junior Notes Trustee, at any time, upon any property of Holdings or any other Pledgor, other than the Escrow Account and Funds on deposit therein, to secure Junior Notes Obligations.

“Junior Notes” has the meaning set forth in the recitals.

“Junior Notes Documents” means, collectively, the Junior Indenture, the Junior Notes and all security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by Holdings or any other Pledgor creating (or purporting to create) a Lien securing Junior Notes Obligations in favor of a Junior Notes Trustee, and any other document or instrument executed or delivered at any time in connection with any Junior Notes Obligations, in each case, as amended, amended and restated, supplemented, modified, renewed, restated, replaced, refinanced or extended, restructured or otherwise modified in whole or in part, from time to time, in accordance with its terms and with the provisions of this Agreement.

“Junior Notes Guarantee” means the guarantee of the Junior Notes by each Subsidiary of Holdings pursuant to the Junior Indenture.

“Junior Notes Obligations” means any principal, interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Junior Notes Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the Junior Notes Documents.

“Junior Notes Trustee” has the meaning set forth in the preamble.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest on and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Master ISDAs” has the meaning set forth in the recitals.

“Master MX Electric ISDA” has the meaning set forth in the recitals.

“Master MX Energy ISDA” has the meaning set forth in the recitals.

“MX Electric” has the meaning set forth in the recitals.

“MX Energy” has the meaning set forth in the recitals.

“Net Proceeds Offer” has the meaning given in the Junior Indenture on the date hereof.

“Non-U.S. Holder” has the meaning given in the Junior Indenture on the date hereof.

“Notes Default Notice” means a notice from the Junior Notes Trustee to the Facility Agent that an Event of Default has occurred and is continuing under the Junior Indenture or a notice from the Facility Agent to the Junior Notes Trustee that an Event of Default has occurred and is continuing under the Junior Indenture.

“Officers’ Certificate” means a certificate with respect to compliance with a condition or covenant provided for in this Agreement, signed on behalf of Holdings by a responsible officer of Holdings, including:

(a)           a statement that the Person making such certificate has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based;

(c)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledgors” means Holdings, its Subsidiaries party hereto and, at any time, any other Person that at such time provides collateral security for any Secured Obligations.

“Private Equity” means Capital Stock of Holdings issued to a Person pursuant to a Private Equity Offering.

“Private Equity Offering” means an issuance of Capital Stock that is not registered under the Securities Act of 1933, as amended, in accordance with such act.

“Qualified Initial Public Offering” means an initial public offering of the Capital Stock of Holdings pursuant to which the application of the net proceeds thereof result in the Discharge of ISDA Obligations.

“RBS” means The Royal Bank of Scotland plc.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among Holdings and certain of the Stockholders party thereto, as the same may be amended from time to time.

“Related Agreements” means, collectively, the ISDA Documents, the Stockholders Agreement and the Registration Rights Agreement.

“Replacement Debt” means indebtedness for money borrowed incurred by Holdings that is consistent in all respects with the provisions of Section 3.10, the proceeds of which are used to prepay the Junior Notes.

“Secured Debt” means the ISDA Obligations and the Junior Notes Obligations.

“Secured Debt Default” means any ISDA Default and any other event or condition which, under the terms of any credit agreement, indenture or other agreement governing any Secured Debt causes, or permits holders of Secured Debt outstanding thereunder (with or without the giving of notice or lapse of time, or both, and whether or not notice has been given or time has lapsed) to cause, the Secured Debt outstanding thereunder to become immediately due and payable.

“Secured Debt Documents” means the ISDA Documents and the Junior Notes Documents.

“Secured Debt Representative” means the Facility Agent and the Junior Notes Trustee.

“Secured Obligations” means the ISDA Obligations, the Junior Notes Obligations and the obligations of Holdings and other Pledgors under this Agreement.

“Secured Parties” means the holders of Secured Obligations and the Secured Debt Representatives.

“Shared Collateral” means all properties and assets of Holdings or any other Pledgor, whether real, personal or mixed, with respect to which from time to time a Lien is granted as security for the ISDA Obligations and the Junior Notes, other than the Escrow Account and funds on deposit therein.

“Stated Maturity” means August 1, 2014.

“Stockholders” means the holders of Capital Stock in Holdings.

“Stockholders Agreement” means the Stockholders Agreement dated the date hereof among Holdings and the Stockholders party thereto.

“Stockholders Agreement Joinder” means an agreement substantially in the form attached as Annex A to the Stockholders Agreement.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or equityholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tax Gross-Up Amount” means amounts which may be payable to Non-U.S. Holders of the Junior Notes pursuant to either (i) the letter agreement dated as of September 22, 2009, between Holdings, on the one hand, and Camulos Loan Vehicle Fund I LP and Camulos Master Fund LP, on the other hand, or (ii) the letter agreement dated as of September 22, 2009, between Holdings, on the one hand, and Taconic Opportunity Fund LP, Taconic Opportunity Master Fund LP, Taconic Master Fund 1.5 LP, Taconic Capital Partners LP, Taconic Capital Partners 1.5 LP and Taconic Master Fund LP, on the other hand; provided, however, that, following an ISDA Default and for so long as such ISDA Default is continuing, such payments may be made solely from the Escrow Amount in the Escrow Account.

“UCC” means the Uniform Commercial Code as the same may be in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of

New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement and for purposes of definitions related to such provisions.

SECTION 1.2                                                  Rules of Interpretation.

(a)                                  All terms used in this Agreement that are defined in Article 9 of the UCC and not otherwise defined herein have the meanings assigned to them in Article 9 of the UCC.

(b)                                 Unless otherwise indicated, any reference to any agreement or instrument will be deemed to include a reference to that agreement or instrument as assigned, amended, supplemented, amended and restated, or otherwise modified and in effect from time to time or replaced in accordance with the terms of this Agreement.

(c)                                  The use in this Agreement of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)                                 References to “Sections,” “clauses,” “recitals” and the “preamble” will be to Sections, clauses, recitals and the preamble, respectively, of this Agreement unless otherwise specifically provided.  References to “Articles” will be to Articles of this Agreement unless otherwise specifically provided.  References to “Exhibits” and “Schedules” will be to Exhibits and Schedules, respectively, to this Agreement unless otherwise specifically provided.

(e)                                  Notwithstanding anything to the contrary in this Agreement, any references contained herein to any section, clause, paragraph, definition or other provision of the Master ISDAs or the Junior Indenture (including any definition contained therein) shall be deemed to be a reference to such section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided, that any reference to any such section, clause, paragraph or other provision shall refer to such section, clause, paragraph or other provision of the Master ISDAs or the Junior Indenture (including any definition contained therein) as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the Master ISDAs and the Junior Indenture and (2) prior to the Discharge of ISDA Obligations, approved in a writing delivered to the Junior Notes Trustee by, or on behalf of, the requisite Holders of ISDA Obligations as are needed (if any) under the terms of the Master ISDAs to approve such amendment or modification.  For purposes of this Section 1.2(e), entering into a trade, hedge or other transaction under a Master ISDA shall not be deemed to be an amendment or modification thereof.

(f)                                    This Agreement, the ISDA Documents and the Junior Notes Documents shall be construed without regard to the identity of the party who drafted them and as though the parties participated equally in drafting them.  Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable to this Agreement, the ISDA Documents or the Junior Notes Documents.

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES

Each of the Facility Agent and the Junior Notes Trustee hereby represents, warrants, acknowledges and agrees on behalf of itself and the holders of the applicable Secured Obligations that (i) it has the corporate power and authority and the legal right to execute and deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement and (ii) this Agreement constitutes a valid and legally binding obligation of such Person, enforceable against such Person in accordance with its terms.

ARTICLE 3.  SUBORDINATION

SECTION 3.1                                                  Priority of Payments.  (a) Notwithstanding the terms of the Junior Notes Documents, except as provided in Section 3.1(b), (i) Holdings and each Pledgor hereby agrees that it shall not make and the Junior Notes Trustee hereby agrees that it will not accept any payment or distribution with respect to the Junior Notes, including any payment or distribution received through the exercise of any right of setoff, counterclaim or crossclaim, until the Discharge of ISDA Obligations and (ii) the Junior Notes may not be purchased or redeemed (mandatorily or optionally) by Holdings or any Pledgor and Holdings shall not make a Change of Control Offer or a Net Proceeds Offer (and the Junior Indenture shall so provide) and the Junior Notes Trustee and the Holders of Junior Notes shall not accept a Change of Control Offer or a Net Proceeds Offer, until the Discharge of ISDA Obligations.

(b)                                 Notwithstanding anything in Section 3.1(a) to the contrary, Holdings may make to the Junior Notes Trustee and the Junior Notes Trustee may accept (1) any scheduled payments in respect of interest on the Junior Notes on a non-accelerated basis, (2) any payment of a Tax Gross-Up Amount on a non-accelerated basis, (3) if the maturity of any of the ISDA Obligations is extended past the maturity date of the Junior Notes with the agreement of the Holders of such ISDA Obligations (whether in connection with any repayment, refinancing or restructuring of such ISDA Obligations or otherwise), any scheduled payments in respect of principal on the Junior Notes and (4) any voluntary prepayment of principal of or interest on the Junior Notes and any related Tax Gross-Up Amount to the extent such voluntary prepayment is permitted under this Agreement, all in accordance with the terms of the Junior Notes Documents, subject to the following limitations:

(i)                                     If the Facility Agent gives written notice to the Junior Notes Trustee and Holdings that an ISDA Default has occurred and is continuing (other than an ISDA Default that results solely from a failure by Holdings to timely make any payment described in the preceding clause (3) of this Section 3.1(b)), no payment or distribution on the Junior Notes shall be made by Holdings (or any Pledgor) or accepted by the Junior Notes Trustee on the Junior Notes for a period of time commencing upon delivery by the Facility Agent to Holdings and the Junior Notes Trustee of written notice stating that an ISDA Default exists or would be created by the making of such payment and continuing until the date on which all ISDA Defaults have been cured or waived; provided, however, that interest payments and Tax Gross-Up Amounts may be made only on a non-accelerated basis out of, and to the extent of, the Escrow Amount in the Escrow Account; and

(ii)                                  Upon written notice from the Facility Agent of the cure or waiver of any ISDA Default, Holdings may make, and the Junior Notes Trustee may receive, any payments of the Junior Notes (on a non-accelerated basis) to the extent, if any, such payment would be permitted under this Section 3.1.

(c)                                  No ISDA Default shall be deemed to have been waived for purposes of this Section 3.1 unless and until Holdings and the applicable Pledgors party to the Master ISDAs shall have received a written waiver in accordance with the Master ISDAs from the Facility Agent.

(d)                                 Notwithstanding this Section 3.1, the Junior Notes Obligations shall be due and payable in accordance with the Junior Notes Documents (including upon the maturity of the Junior Notes) and the failure of Holdings to make any payment with respect to the Junior Notes by reason of the operation of this Section 3.1 shall not be construed as preventing the occurrence of a default or event of default under the Junior Notes Documents.

(e)                                  The Pledgors shall not undertake, and the Junior Notes Trustee shall not seek, any guarantee of the Junior Notes or the Junior Indenture other than the guarantees thereof in existence on the date of this Agreement, provided that, subject to the Junior Indenture, all Subsidiaries of Holdings that at any time guarantee the ISDA Obligations will also guarantee the Junior Notes, subject to the subordination and standstill terms set out herein.

(f)                                    To the extent there is any conflict between this Section 3.1 and any other section of this Agreement, the provisions of this Section 3.1 shall govern.

SECTION 3.2                                                  Priority of Liens.  Notwithstanding anything else contained herein (other than Section 3.1 above) or in any of the other Secured Debt Documents, the parties hereto agree that:

(a)                                  the grant of Liens securing the ISDA Obligations pursuant to the ISDA Documents and the grant of Liens securing the Junior Notes Obligations pursuant to the Junior Notes Documents, respectively, create two separate and distinct Liens;

(b)                                 the Liens upon the Shared Collateral securing the Junior Notes Obligations pursuant to the Junior Notes Documents are each subject and subordinate to the Liens upon the Shared Collateral securing the ISDA Obligations pursuant to the ISDA Documents; and

(c)                                  the Liens upon the Escrow Account (and in each case the funds and other property deposited therein or credited thereto) secure the Junior Notes Obligations, and no other Person, other than the Junior Notes Trustee and the Holders of the Junior Notes (including any Holder of ISDA Obligations) shall have a security interest in such accounts or the funds deposited therein or credited thereto.

For avoidance of doubt, the Facility Agent shall not have any Lien or other interest in the Escrow Account (and in each case the funds and other property deposited therein or credited thereto) described in the foregoing clause (c).

SECTION 3.3                                                  Standstill Provisions.

(a)                                  Non Payment Default.  Until the Discharge of ISDA Obligations, except as provided in Sections 3.3(b) and 3.3(c), and except in connection with a failure to pay amounts due at maturity, the Junior Notes Trustee and the Holders of the Junior Notes agree to not take any Enforcement Action with respect to the Junior Notes or the Junior Notes Guarantee for a period commencing upon the occurrence of an Event of Default under the Junior Indenture and continuing until the earlier to occur of (x) any Insolvency or Liquidation Proceeding with respect to Holdings or any ISDA Party and (y) the passage of 365 days from the date of a Notes Default Notice where the Event of Default described in this Section 3.3(a) shall not have been cured or waived within such 365 day period.

(b)                                 Interest Payment Default.  Until the Discharge of ISDA Obligations, except as provided in Sections 3.3(a) and 3.3(c), in the event that (i) the Junior Notes Trustee fails to pay interest on the Junior Notes on the 30th day after Holdings fails to pay interest on the Junior Notes when due after the use of all funds available in the Escrow Account or (ii) any payment of interest on the Junior Notes is made from the Escrow Account and Holdings has not replenished the funds in the Escrow Account within two (2) Business Days so that the amounts contained therein equal the Escrow Amount, the Junior Notes Trustee and the Holders of the Junior Notes agree to not take any Enforcement Action with respect to the Junior Notes or the Junior Notes Guarantee for a period commencing upon the occurrence of an Event of Default and continuing until the earlier to occur of (x) any Insolvency or Liquidation Proceeding with respect to Holdings or any ISDA Party and (y) the passage of 365 days from the date of a Notes Default Notice where the Event of Default described in this Section 3.3(b) shall not have been cured or waived within such 365 day period.

(c)                                  Bankruptcy Standstill.  Until the Discharge of ISDA Obligations, upon the commencement of an Insolvency or Liquidation Proceeding, a standstill period shall take effect (the “Bankruptcy Standstill”).  A Bankruptcy Standstill shall not be limited in duration (except as provided in the foregoing sentence).  During a Bankruptcy Standstill, neither the Junior Notes Trustee nor the Holders of the Junior Notes will be permitted to take Enforcement Actions other than to:

(i)                                     accelerate the Junior Notes;

(ii)                                  file a proof of claim;

(iii)                               file any necessary defensive pleadings in the proceedings in opposition to challenges to their claims by third parties;

(iv)                              take any actions to preserve their Liens;

(v)                                 object to debtor-in-possession and cash collateral orders that prescribe or limit plan terms;

(vi)                              object to sale orders that do not provide for junior, as well as senior, Liens attaching to the sale proceeds (provided that no such action shall result in the Junior Notes Trustee or any Holder of the Junior Notes improving their position relative to the Facility Agent or the Holders of the ISDA Obligations);

(vii)                           seek junior adequate protection Liens where the Facility Agent is granted senior adequate protection Liens (provided that no such action shall result in the Junior Notes Trustee or any Holder of the Junior Notes improving their position relative to the Facility Agent or the Holders of the ISDA Obligations);

(viii)                        vote on a plan except where any portion of the ISDA Obligations is in the same class as the Junior Notes (as it relates to voting on a plan by creditors of such class);

(ix)                                deliver a Notice of Control (as such term is defined in the Escrow Agreement) in accordance with Section 7 of the Escrow Agreement; and

(x)                                   draw on the Escrow Account in accordance with Section 11 of the Escrow Agreement and give any notice or direction in connection therewith.

(d)                                 Any set-off rights that the Junior Notes Trustee or the Holders of the Junior Notes may have whether by contract, statute, at law or in equity shall be subject to the provisions of this Section 3.3.

(e)                                  Notwithstanding Sections 3.3(a) and 3.3(b) above, outside the context of an Insolvency or Liquidation Proceeding, the Junior Notes Trustee and the Holders of the Junior Notes shall be permitted to take any action to:

(i)                                     preserve the Junior Lien and to preserve the rights of the Junior Notes Trustee and the Holders of the Junior Notes against the Guarantors under the Junior Notes Guarantee;

(ii)                                  preserve the Lien on the Escrow Account in favor of the Junior Notes Trustee and the Holders of the Junior Notes and to preserve the rights of the Junior Notes Trustee and the Holders of the Junior Notes against Holdings under the Escrow Agreement;

(iii)                               deliver a Notice of Control (as such term is defined in the Escrow Agreement) in accordance with Section 7 of the Escrow Agreement; and

(iv)                              draw on the Escrow Account in accordance with Section 11 of the Escrow Agreement and give any notice or direction in connection therewith.

(f)                                    Notwithstanding the remainder of this Section 3.3, the Junior Notes Trustee and the Holders of the Junior Notes shall at all times be permitted to take any action (including sending any relevant notice or direction) that is consistent with this Agreement with respect to the Escrow Account and funds on deposit therein.

SECTION 3.4                                                  Restrictions on Enforcement of Liens.

(a)                                  Until the Discharge of ISDA Obligations, the Facility Agent will have, subject to the exceptions set forth below in clauses (1) through (4), the exclusive right to enforce, collect or realize on any Shared Collateral or exercise any other right or remedy with respect to the Shared Collateral.  Neither the Junior Notes Trustee nor the Holders of the Junior Notes may take any action to enforce, collect or realize on any Shared Collateral or exercise any other right or remedy with respect to the Shared Collateral.  Notwithstanding the foregoing, the Junior Notes Trustee and the Holders of the Junior Notes may take action with respect to the Shared Collateral:

(1)                                  at any time after the Discharge of ISDA Obligations;

(2)                                  as necessary to redeem any Shared Collateral in a creditor’s redemption permitted under Section 9-623 of the UCC (provided that any such redemption results in a Discharge of ISDA Obligations) or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of ISDA Obligations) any right to claim, take or receive proceeds of Shared Collateral remaining after the Discharge of ISDA Obligations in the event of foreclosure;

(3)                                  as necessary to perfect or establish the priority (subject to Liens securing the ISDA Obligations) of the Liens securing the Junior Notes Obligations and Junior Notes Guarantee upon any Shared Collateral; provided that the Junior Notes Trustee may not require the Facility Agent or any other Holder of ISDA Obligations to relinquish possession or control of any Shared Collateral; and

(4)                                  as necessary to create, prove, preserve or protect (but not enforce) the Liens upon any Shared Collateral.

(b)                                 Until the Discharge of ISDA Obligations, none of the Junior Notes Trustee or the Holders of the Junior Notes will:

(1)                                  request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, that would (A) hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the Holders of ISDA Obligations in respect of the Liens securing the ISDA Obligations (including the Guarantee and Collateral Agreement) or (B) limit, invalidate, avoid or set aside any Lien securing the ISDA Obligations or (C) subordinate the Liens securing the ISDA Obligations (including the Guarantee and Collateral Agreement) to the Liens securing the Junior Notes Obligations and the Junior Notes Guarantee or (D) grant the Liens securing the Junior Notes Obligations and the Junior Notes Guarantee equal ranking to the Liens securing the ISDA Obligations (including the Guarantee and Collateral Agreement);

(2)                                  oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Liens securing the ISDA Obligations made by any Holder of ISDA Obligations or the Facility Agent in any Insolvency or Liquidation Proceedings;

(3)                                  oppose or otherwise contest any lawful exercise by any Holder of ISDA Obligations or the Facility Agent of the right to credit bid ISDA Obligations at any sale in foreclosure of Liens securing the ISDA Obligations; or

(4)                                  oppose or otherwise contest any other request for judicial relief made in any court by any Holder of ISDA Obligations or the Facility Agent relating to the enforcement of any Lien securing the ISDA Obligations (including the Guarantee and Collateral Agreement).

(c)                                  At any time prior to the Discharge of ISDA Obligations, no payment of money (or the equivalent of money) will be made from the proceeds of Shared Collateral by Holdings or any other Pledgor to the Junior Note Trustee or any Holder of Junior Notes (including, without limitation, payments and prepayments made for application to Junior Notes and all other payments and deposits made pursuant to any provision of any Junior Notes Document).

(d)                                 All proceeds of Shared Collateral received by the Junior Note Trustee or any Holder of Junior Notes at any time prior to the Discharge of ISDA Obligations in violation of Section 3.4(c) will be held in trust by the Junior Note Trustee or the applicable Holder of Junior Notes for the account of the Holders of ISDA Obligations and remitted to the Facility Agent upon demand by the Facility Agent.  The Liens securing the Junior Notes Obligations will remain attached to and enforceable against all proceeds so held or remitted.  All proceeds of Shared Collateral received by the Junior Notes Trustee or the Holders of the Junior Notes not in violation of Section 3.4(c) will be received by such recipient free from the Liens securing the ISDA Obligations and all other Liens.

(e)                                  No Secured Party will challenge the validity, enforceability, perfection or priority of any Lien of any other Secured Party.

SECTION 3.5                                                  Waiver of Right of Marshalling.

(a)                                  Prior to the Discharge of ISDA Obligations, Holders of Junior Notes and the Junior Notes Trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the Holders of ISDA Obligations and the Facility Agent (in their capacity as priority lienholders).

(b)                                 Following the Discharge of ISDA Obligations, the Holders of Junior Notes and the Junior Notes Trustee may assert their right under the UCC or otherwise to any proceeds remaining following a sale or other disposition of Shared Collateral by, or on behalf of, the Holders of ISDA Obligations.

SECTION 3.6                                                  Discretion in Enforcement of ISDA Liens.  In exercising rights and remedies with respect to the Shared Collateral, the Facility Agent may enforce (or refrain from enforcing) the provisions of the ISDA Documents and exercise (or refrain from exercising) remedies thereunder or any such rights and remedies, all in such order and in such manner as it may determine in the exercise of its sole and exclusive discretion, including:

(1)                                  the exercise or forebearance from exercise of all rights and remedies in respect of the Shared Collateral and/or the ISDA Obligations;

(2)                                  the enforcement or forebearance from enforcement of any ISDA Lien in respect of the Shared Collateral;

(3)                                  the exercise or forebearance from exercise of rights and powers of a holder of shares of stock included in the Shared Collateral to the extent provided in the ISDA Security Documents;

(4)                                  the acceptance of the Shared Collateral in full or partial satisfaction of the ISDA Obligations in compliance with the requirements of the UCC; and

(5)                                  the exercise or forebearance from exercise of all rights and remedies of a secured lender under the UCC or any similar law of any applicable jurisdiction or in equity.

SECTION 3.7                                                  Discretion in Enforcement of ISDA Obligations.  Without in any way limiting the generality of Section 3.4, the Holders of ISDA Obligations and the Facility Agent may, at any time and from time to time, without the consent of or notice to Holders of Junior Notes or the Junior Notes Trustee, without incurring responsibility to Holders of Junior Notes and the Junior Notes Trustee and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of Holders of Junior Notes and the Junior Notes Trustee, do any one or more of the following:

(a)                                  change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the ISDA Obligations, enter into transactions under the ISDA Documents or otherwise amend or supplement in any manner the ISDA Obligations, or any instrument evidencing the ISDA Obligations or any agreement under which the ISDA Obligations are outstanding or amend, restate or modify in any way the terms and conditions of any trade or transaction which is from time to time entered into between the Facility Agent and Holdings or any Pledgor under the ISDA Documents or any transaction or arrangement made by the Facility Agent with a third party either on behalf of Holdings or any Pledgor or which benefits Holdings or any Pledgor;

(b)                                 release any Person or entity liable in any manner for the collection of the ISDA Obligations;

(c)                                  release any ISDA Lien on any Collateral; and

(d)                                 exercise or refrain from exercising any rights against Holdings and any Pledgor.

SECTION 3.8                                                  Insolvency or Liquidation Proceedings.

(a)                                  If in any Insolvency or Liquidation Proceeding and prior to the Discharge of ISDA Obligations, the Facility Agent, on behalf of the Holders of the ISDA Obligations, consents to any order:

(1)                                  for use of cash collateral;

(2)                                  approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all ISDA Liens upon any property of the estate in such Insolvency or Liquidation Proceeding;

(3)                                  granting any relief on account of ISDA Obligations as adequate protection (or its equivalent) for the benefit of the Holders of ISDA Obligations in any Collateral subject to ISDA Liens; or

(4)                                  relating to a sale of assets of Holdings or any other Pledgor that provides, to the extent the assets sold are to be free and clear of Liens, that all ISDA Liens and Junior Liens will attach to the proceeds of the sale, then, the Holders of Junior Notes, in their capacity as Holders or representatives of secured claims, and the Junior Notes Trustee, subject to their rights under Section 3.3(c)(v) and (vi), will not oppose or otherwise contest the entry of such order, so long as none of the Holders of ISDA Obligations or the Facility Agent in any respect opposes or otherwise contests any request made by any Holder of Junior Notes or the Junior Notes Trustee for the grant to the Junior Notes Trustee, for the benefit of the Holders of Junior Notes, of Junior Liens upon any property on which Liens are (or will be) granted under such order to secure the ISDA Obligations, co-extensive in all respects with, but subordinated (as set forth in Section 3.2) to, such Lien and all ISDA Liens on such property (and, in the case of the Holders of Junior Notes, subordinated to the Lien on such Collateral securing the ISDA Obligations).

(b)                                 The Holders of Junior Notes or the Junior Notes Trustee will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Shared Collateral under the Junior Liens, except that:

(1)                                  they may freely seek and obtain relief: (A) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth in Section 3.2) to, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the Holders of ISDA Obligations; or (B) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

(2)                                  they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of ISDA Obligations.

SECTION 3.9                                                  Certain Notices in Junior Notes Documents.  Prior to the Discharge of ISDA Obligations, the Holders of Junior Notes and the Junior Notes Trustee agree that each Junior Notes Document that secures Junior Notes Obligations (but not also securing ISDA Obligations) will include the following language (with such changes as are necessary to conform the following language to the defined terms used in such Junior Notes Document):

“Notwithstanding anything herein to the contrary, payment of the Notes, the lien and security interest granted to the Trustee pursuant to this Agreement and the exercise of any right or remedy by such Trustee hereunder are subject to the provisions of the Intercreditor and Subordination Agreement, dated as of September 22, 2009 (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Intercreditor Agreement”), among MxEnergy Holdings Inc., the other Pledgors from time to time party thereto, Sempra Energy Trading LLC, as Facility Agent, and Law Debenture Trust Company of New York, as Junior Notes Trustee.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement will govern.”

provided, however, that if the jurisdiction in which any such Junior Notes Document will be filed prohibits the inclusion of the language above or would prevent a document containing such language from being recorded, the Junior Notes Trustee and the Facility Agent agree, prior to such Junior Notes Document being entered into, to negotiate in good faith replacement language stating that the lien and security interest granted under such Junior Notes Document is subject to the provisions of this Agreement.

SECTION 3.10                                            Prepayment of Junior Notes from Replacement Debt.  Prior to the Discharge of ISDA Obligations, the Junior Notes may not be prepaid from the proceeds of Replacement Debt without the consent of the Facility Agent unless the Facility Agent determines in its reasonable discretion that:

(i)                                     the maturity date of the Replacement Debt is longer than the Junior Notes;

(ii)                                  the interest rate on the Replacement Debt is no greater than 120 basis points above the interest rate on the Junior Notes as of the Issue Date;

(iii)                               the amount of the Replacement Debt is less than or equal to the prepaid amount of the Junior Notes plus accrued and unpaid interest;

(iv)                              the covenants and events of default for the Replacement Debt are substantially identical to the covenants and events of default for the Junior Notes contained in the Junior Indenture;

(v)                                 the holders of the Replacement Debt and the Facility Agent shall have executed and delivered an intercreditor agreement which is on the same terms as this Agreement; and

(vi)                              there are no other improvements in the terms of the Replacement Debt in comparison to the terms of the Junior Notes.

SECTION 3.11                                            Prepayment of Notes from a Private Equity Offering.  Prior to the Discharge of ISDA Obligations, the Junior Notes may not be prepaid from the proceeds of a Private Equity Offering without the consent of the Facility Agent unless:

(i)                                     the Person or Persons that purchase the Private Equity execute a Stockholders Agreement Joinder (as provided for in the Stockholders Agreement);

(ii)                                  the rights of the holder of the Class B Common Stock are fully maintained and unimpaired after giving effect to the issuance and sale of the Private Equity; and

(iii)                               immediately prior to and after giving effect to the issuance or sale of the Private Equity, the requirements set forth in Part 13(a)(x)(F) of the Master ISDAs are satisfied.

Except as set forth in Sections 3.10 and 3.11 or pursuant to a Qualified Initial Public Offering by Holdings, prior to the Discharge of ISDA Obligations the Junior Notes may not be repaid, redeemed, refinanced or purchased by Holdings or any of its Subsidiaries prior to the Stated Maturity of the Junior Notes.

ARTICLE 4.  INTERCREDITOR RELATIONS

SECTION 4.1                                                  Application of Proceeds in Distributions by the Facility Agent.

(a)                                  The Facility Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any Shared Collateral and the proceeds of any insurance policy required under any ISDA Document in the following order of application (in each case to the extent of such proceeds):

FIRST, to the payment of all amounts payable under the ISDA Documents on account of the Facility Agent’s fees and any legal fees, costs and expenses or other liabilities of any kind incurred by the Facility Agent or any co-trustee or agent of the Facility Agent in connection with (including the enforcement of) any ISDA Document;

SECOND, to the Facility Agent for application to the payment of all outstanding ISDA Obligations that are then due and payable in such order as may be provided in the ISDA Documents in an amount sufficient to pay in full in cash all outstanding ISDA Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the ISDA Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 105% of the aggregate undrawn amount) of all outstanding letters of credit and guarantees issued in connection with the Master ISDAs);

THIRD, to the payment of all amounts payable under the Junior Notes Documents on account of the fees and any legal fees, costs and expenses or other liabilities of any kind incurred by any Junior Notes Trustee or other trustee or agent with respect to the Junior Notes;

FOURTH, to the Junior Notes Trustee for application to the payment of all outstanding Junior Obligations then due and payable in such order as may be provided in the Junior Notes Documents in an amount sufficient to pay in full in cash all Junior Obligations then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Junior Notes Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding); and

FIFTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to Holdings or the applicable Pledgor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

(b)                                 In connection with the application of proceeds pursuant to Section 4.1(a), the Facility Agent may (acting in accordance with the applicable Secured Debt Documents) sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

(c)                                  If any representative or any holder of any Secured Obligation collects or receives any proceeds of any foreclosure, collection or other enforcement that should have been applied to the payment of a Lien with a higher priority pursuant to Section 3.2 above, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such representative or such holder, as the case may be, shall forthwith deliver the same to the agent, trustee or representative on behalf of the holders with such higher priority, for the account of such holders with higher priority, to be applied in accordance with Section 4.1(a).  Until so delivered, such proceeds will be held in trust by the representative or holder that received such proceeds, as the case may be, for the benefit of the holders with such higher priority.

SECTION 4.2                                                  The Escrow Account.

(a)                                  Holdings may deposit the Escrow Amount in the Escrow Account.  So long as no ISDA Default has occurred and is continuing, if funds are drawn out of the Escrow Account to pay interest of the Junior Notes or related Tax Gross-Up Amounts, Holdings shall have the right to fund the Escrow Account in an amount such that the funds in the Escrow Account will be equal to the Escrow Amount, notwithstanding Section 3.3(a) or Section 3.3(b).

(b)                                 If Holdings has not made a payment of interest on the Junior Notes or related Tax Gross-Up Amounts on or before the 30th day after an interest payment due date, the Junior Notes Trustee may draw upon the Escrow Account to make the required interest payment and related Tax Gross-Up Amounts.

(c)                                  If no Default or Potential Termination Event shall have occurred and is continuing, Holdings may withdraw any interest accrued on the Escrow Amount on a monthly basis.  If the Escrow Amount is reduced by reason of a repurchase or reduction in the principal amount of the Junior Notes permitted by this Agreement, Holdings may withdraw the amount of such reduction from the Escrow Account.  All amounts withdrawn by Holdings from the Escrow Account in accordance with this Section 4.2(c) shall be subject to the ISDA Liens.

SECTION 4.3                                                  Amendments to Junior Notes and Junior Notes Indenture.  The Junior Notes Trustee shall not enter into any amendments to the Junior Notes or the Junior Notes Indenture which would (i) increase the rate of interest on the Junior Notes, both before and after an event of default, (ii) shorten the stated maturity of the Junior Notes or change the date(s) upon which principal or interest is due and payable, (iii) change the definition of Change of Control, Change of Control Offer or Net Proceeds Offer or the operative provisions relating thereto, (iv) cause any of the affirmative and negative covenants in the Junior Notes Indenture to be more burdensome on Holdings and its Subsidiaries or (v) amend or modify Article VI of the Junior Notes Indenture.

ARTICLE 5.  OBLIGATIONS ENFORCEABLE BY
HOLDINGS AND THE OTHER PLEDGORS

SECTION 5.1                                                  Release of Liens on Shared Collateral.

(a)                                  The Liens securing the Master ISDAs and the Liens securing the Junior Notes upon the Shared Collateral will be released:

(1)                                  in whole, upon, as applicable, (A) with regard to the Liens securing the Master ISDAs, the Discharge of ISDA Obligations or (B) with regard to the Liens securing the Junior Notes, upon payment in full and discharge of all Junior Notes outstanding under the Junior Indenture and all other Junior Notes Obligations under the Junior Notes Documents, in accordance therewith;

(2)                                  as to any Shared Collateral that is sold, transferred or otherwise disposed of by Holdings or any other Pledgor to a Person that is not (either before or after such sale, transfer or disposition) Holdings or a Subsidiary of Holdings in a transaction or other circumstance that is permitted by all of the Secured Debt Documents, at the time of such sale, transfer or other disposition and to the extent of the interest sold, transferred or otherwise disposed of; and

(3)                                  as to any other release of Shared Collateral, if (A) consent to release of that Shared Collateral has been given by the Facility Agent and the requisite percentage or number of Holders of Junior Notes at the time outstanding as provided for in the applicable Secured Debt Documents and (B) Holdings has delivered an Officers’ Certificate to each Secured Debt Representative certifying that any such necessary consents have been obtained.

(b)                                 Each Secured Debt Representative hereby agrees for the benefit of Holdings and the other Pledgors that if at any time it receives:

(1)                                  an Officers’ Certificate stating that (A) the signing officer has read Article 5 of this Agreement and understands the provisions and the definitions relating hereto, (B) such officer has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not the conditions precedent in this Agreement and all other Secured Debt Documents, if any, relating to the release of the Shared Collateral have been complied with and (C) in the opinion of such officer, such conditions precedent, if any, have been complied with;

(2)                                  the proposed instrument or instruments releasing such Lien as to such property in recordable form, if applicable; and

(3)                                  prior to the Discharge of ISDA Obligations, the written confirmation of the Facility Agent (such confirmation to be given following receipt of, and based solely on, the Officers’ Certificate described in clause (1) above) that such release is permitted by Section 5.1(a) and the ISDA Documents governing the ISDA Obligations the Holders of which such Facility Agent represents;

then such Secured Debt Representative will execute (with such acknowledgements and/or notarizations as are required) and deliver such release to Holdings or other applicable Pledgor on or before the later of (x) the date specified in such request for such release and (y) the fifth (5th) Business Day after the date of receipt of the items required by this Section 5.1(b) by such Secured Debt Representative.

(c)                                  Each Secured Debt Representative hereby agrees that, in the case of any release pursuant to clause (2) of Section 5.1(a), if the terms of any such sale, transfer or other disposition require the payment of the purchase price to be contemporaneous with the delivery of the applicable release, then, at the written request of and at the expense of Holdings or other applicable Pledgor, such Secured Debt Representative, to the extent specifically requested, will either (i) be present at and deliver the release at the closing of such transaction or (ii) deliver the release under customary escrow arrangements that permit such contemporaneous payment and delivery of the release.

(d)                                 Each Secured Debt Representative hereby agrees that, as soon as reasonably practicable after receipt of an Officers’ Certificate from Holdings pursuant to Section 5.1(b)(1) it will, based solely on such Officers’ Certificate and to the extent required by such Section, either provide (A) the written confirmation required by Section 5.1(b)(3), (B) a written statement from the Facility Agent that such release is not permitted by Section 5.1(a) or (C) a request for further information from Holdings reasonably necessary to determine whether the proposed release is permitted by Section 5.1(a) and after receipt of such information such Secured Debt Representative will as soon as reasonably practicable provide either the written confirmation or statement required pursuant to clause (A) or (B), as applicable.

SECTION 5.2                                                  Delivery of Copies to Each Secured Debt Representative.  Holdings hereby agrees that it will deliver to each Secured Debt Representative a copy of any Officers’ Certificate delivered to any Secured Debt Representative pursuant to Section 5.1(b), together with copies of all documents delivered in connection with such Officers’ Certificate.

SECTION 5.3                                                  Secured Debt Representatives not Required to Serve, File or Record.  The Secured Debt Representatives are not required to serve, file, register or record any instrument releasing or subordinating their Liens on any Collateral to any third party; provided, however, that if Holdings or any other Pledgor shall make a written demand for a termination statement under Section 9-513(c) of the UCC, the Secured Debt Representatives shall comply with the written request of Holdings or such Pledgor to comply with the requirements of such UCC provision, subject to confirmation by the Secured Debt Representatives that the requirements of such UCC provisions have been satisfied.

SECTION 5.4                                                  Release of Liens in Respect of Junior Notes.  The Liens upon the Shared Collateral securing the Junior Notes pursuant to the Junior Notes Documents will no longer secure the Junior Notes Obligations, and the right of the Holders of the Junior Notes to the benefits and proceeds of the Junior Notes Trustee’s Lien on the Shared Collateral will terminate and be discharged:

(1)                                  upon a Legal Defeasance or Covenant Defeasance (each as defined under the Junior Indenture) of the Junior Notes as and to the extent provided in the Junior Notes Documents;

(2)                                  upon payment in full and discharge of all Junior Notes outstanding under the Junior Indenture and all other Junior Notes Obligations under the Junior Notes Documents, in accordance therewith; or

(3)                                  in whole or in part, with the consent of the Holders of the requisite percentage of Junior Notes in accordance with the Junior Notes Documents.

ARTICLE 6.  MISCELLANEOUS PROVISIONS

SECTION 6.1                                                  Amendment of this Agreement.  No amendment or supplement to the provisions of this Agreement will be effective unless executed in writing by each party hereto.

SECTION 6.2                                                  Voting.  In connection with any matter under this Agreement requiring a vote of holders of Secured Debt, the Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Secured Debt.  Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each class of Secured Debt will cast all of its votes as a block in respect of any vote under this Agreement.

SECTION 6.3                                                  Further Assurances.  Upon the reasonable request of any Secured Debt Representative at any time and from time to time, Holdings and each of the other Pledgors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that such Secured Debt Representative may reasonably request, to create, perfect, protect, assure or enforce the ISDA Liens and Junior Liens and the benefits intended to be conferred, in each case as contemplated by the ISDA Documents and the Junior Notes Documents, for the benefit of the Holders of ISDA Obligations and Junior Notes.

SECTION 6.4                                                  Bailee for Perfection.  Solely for purposes of perfecting the Junior Liens in any portion of the Shared Collateral in the possession of the Facility Agent (or its agents or bailees) as part of the collateral securing the ISDA Obligations including, without limitation, any instruments, goods, negotiable documents, tangible chattel paper, certificated securities or money, the Facility Agent acknowledges that it also holds that property as bailee for the benefit of the Junior Notes Trustee for the benefit of the Holders of Junior Notes.

SECTION 6.5                                                  Delivery of Shared Collateral and Proceeds of Shared Collateral.  Following the Discharge of ISDA Obligations, the Facility Agent will, to the extent permitted by applicable law, deliver to (1) the Junior Notes Trustee or (2) such other Person as a court of competent jurisdiction may otherwise direct, (A) any Shared Collateral held by, or on behalf of, the Facility Agent or any Holder of ISDA Obligations, and (B) all proceeds of Shared Collateral held by, or on behalf of, the Facility Agent or any Holder of ISDA Obligations, whether arising out of an action taken to enforce, collect or realize upon any Shared Collateral or otherwise.  Such Shared Collateral and such proceeds will be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any ISDA Obligations or Junior Notes Obligations, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

SECTION 6.6                                                  Successors and Assigns.  (a) Neither Holdings nor any other Pledgor may delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void.  All obligations of Holdings and the other Pledgors hereunder will inure to the sole and exclusive benefit of, and be enforceable by, the Facility Agent, the Junior Notes Trustee, and each present and future Holder of ISDA Obligations and Junior Notes Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

(b)                                 The Facility Agent may assign its rights and obligations, in whole or in part, under any of the Master ISDAs to RBS or any Affiliate of RBS and RBS or any Affiliate of RBS may assign such rights and obligations, in whole or in part, to RBS or any Affiliate of RBS.  The Facility Agent shall give notice of any such assignment to the Junior Notes Trustee promptly following any such assignment.

SECTION 6.7                                                  Delay and Waiver.  No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the Junior Notes Documents or ISDA Documents will impair any such right, power or remedy or operate as a waiver thereof.  No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy.  The remedies herein are cumulative and are not exclusive of any remedies provided by law.

SECTION 6.8                                                  Notices.  Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Facility Agent:	Sempra Energy Trading LLC
600 Washington Blvd.
Stamford, CT 06901
Attn: General Counsel
Tel: (203) 355-5000
Fax: (203) 355-5001

With a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attn: Marvin J. Goldstein, Esq.
Facsimile: (212) 806-6006
Telephone: (212) 806-5400

If to the Junior Notes Trustee:	Law Debenture Trust Company of New York
400 Madison Avenue, 4th Floor
New York, NY 10017
Attn: Corporate Trust Department
Tel: (212) 750-6474
Fax: (212) 750-1361

If to Holdings or any other Pledgor:	MxEnergy Holdings Inc.
595 Summer Street, Suite 300
Stamford, CT 06901
Attn: Chief Financial Officer
Tel: (203) 356-1318
Fax: (203) 425-9562

With copies to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attn: Michael K. Chernick
Tel: (212) 318-6000
Fax: (212) 230-7639

and if to any other Secured Debt Representative, to such address as it may specify by written notice to the parties named above.

All notices and communications will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the relevant address set forth above or, as to holders of Secured Debt, its address shown on the register kept by the office or agency where the relevant Secured Debt may be presented for registration of transfer or for exchange.  To the extent applicable, any notice or communication will also be so mailed to any Person described in Section 313(c) of the Trust Indenture Act of 1939, as amended, to the extent required thereunder.  Failure to mail a notice or communication to a holder of Secured Debt or any defect in it will not affect its sufficiency with respect to other holders of Secured Debt.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

SECTION 6.9                                                  Notice Following Discharge of ISDA Obligations.  Promptly following the Discharge of ISDA Obligations, the Facility Agent will provide written notice of such Discharge of ISDA Obligations to the Junior Notes Trustee.

SECTION 6.10                                            Entire Agreement.  This Agreement states the complete agreement of the parties relating to the matters set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument or any Secured Debt Document, the terms, conditions and provisions of this Agreement shall prevail.

SECTION 6.11                                            Severability.  If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

SECTION 6.12                                            Headings.  Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

SECTION 6.13                                            Obligations Secured.  All obligations of the Pledgors set forth in or arising under this Agreement will be Secured Obligations.

SECTION 6.14                                            Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF LAW OF THE STATE OF NEW YORK, CONFLICTS OF LAW, OTHER THAN SECTION 5-1402 AND SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 6.15                                            Consent to Arbitration.

(a)                                  Any dispute, controversy, or claim arising out of, relating to, or in connection with this contract, or the breach, termination, or validity thereof, shall be finally settled by arbitration.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties.  Notwithstanding the provisions of Section 6.14, the arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code.  The seat of the arbitration shall be New York, New York, United States of America, and it shall be conducted in the English language.  The parties submit to jurisdiction in the state and federal courts in the State, County and City of New York for the limited purpose of enforcing this agreement to arbitrate.

(b)                                 The arbitration shall be conducted by three neutral arbitrators, who shall be appointed by the AAA.  The arbitrators shall be impartial and independent.

(c)                                  In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties hereto relating to this Agreement or to the Related Agreements (whether or not such other proceeding involves all of the parties hereto).  The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the various arbitrations so that a consolidated proceeding would be more efficient than separate proceedings and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on this question by the arbitration tribunal constituted hereunder and the tribunal constituted under any other Related Agreement, the ruling of the arbitration tribunal governing the first proceeding to have been filed shall control.  In the event of the consolidation of one or more proceedings pursuant to this subsection, the arbitration tribunal governing the first such proceeding to have been filed shall govern the consolidated proceeding unless otherwise agreed by all parties to the proceedings being consolidated.  Solely for purposes of this subsection (c), (i) a proceeding shall be deemed to have been filed when the related demand for arbitration is served by the complaining party and (ii) in the event that two proceedings shall have been filed on the same day, the proceeding involving the largest dollar amount in dispute shall be deemed to have been the first filed.

(d)                                 The arbitration award shall be final and binding on the parties.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

SECTION 6.16                                            Waiver of Certain Damages.  NO PARTY SHALL BE ENTITLED TO ANY RECOVERY UNDER THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES.  THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND ALL TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 6.17                                            Certain Understandings.  Each party to this Agreement acknowledges that the Facility Agent will engage in transactions with Holdings and its Subsidiaries pursuant to the Master ISDAs.  Neither this Agreement nor the Master ISDAs shall preclude the Facility Agent from engaging in transactions of a nature like the transactions contemplated by the Master ISDAs with any other Person.  Without limiting the foregoing, each party acknowledges that the Facility Agent is engaged in, among other things, dealing in fuel, and power and related commodities for its own account in the U.S. wholesale fuel and power markets, and manages positions in fuel and power and related commodities for others.  The Facility Agent may (i) take actions under the Master ISDAs that may be different than the actions the Facility Agent takes for its own account or for the account of others, even though the circumstances may be the same or similar and (ii) effect transactions with counterparties that are also counterparties to other transactions in fuel and/or power or related commodities with the Facility Agent or for which the Facility Agent is acting in an agency capacity.  The Facility Agent and/or its Affiliates may from time to time take proprietary positions and/or make a market in commodities and/or instruments identical or economically related to the transactions contemplated by the Master ISDAs, or may have an investment banking or other commercial relationship with and access to information from the issuer(s) of financial instruments or other interests underlying such transactions during the term of the Master ISDAs.  The Facility Agent and/or its Affiliates may also undertake lawful proprietary activities, including hedging transactions related to the initiation or termination of a transaction, that may adversely affect the market price, rate, index or other market factor(s) underlying the transactions contemplated by the Master ISDAs and consequently the value of the transactions contemplated by the Master ISDAs.  The parties acknowledge that the relationship between the Facility Agent and Holdings and its Subsidiaries is a commercial and not a fiduciary relationship and that neither the Master ISDAs nor this Agreement shall limit in any manner the ability of the Facility Agent to enter into any transaction of any nature with any other Person.

SECTION 6.18                                            Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or in a pdf file), each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument.

SECTION 6.19                                            Effectiveness.  This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each party of written notification of such execution and written or telephonic authorization of delivery thereof.

SECTION 6.20                                            Additional Pledgors.  Holdings will cause each Person that becomes a Pledgor or is required by any Secured Debt Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Person to execute and deliver to the parties hereto an Intercreditor Agreement Joinder, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof.  Holdings shall promptly provide each Secured Debt Representative with a copy of each Intercreditor Agreement Joinder executed and delivered pursuant to this Section 6.20.

SECTION 6.21                                            Termination; Reinstatement.  This Agreement shall terminate, subject to reinstatement in accordance with this Section 6.21, upon the Discharge of ISDA Obligations.  This Agreement, including the subordination provisions hereof, will be reinstated if at any time any payment or distribution in respect of any of the ISDA Obligations is rescinded or must otherwise be returned in an Insolvency or Liquidation Proceeding or otherwise by any Holder of ISDA Obligations or any representative of any such party (whether by demand, settlement, litigation or otherwise).  In the event that any representative or any Holder of any ISDA Obligation recovers all or any part of a payment or distribution made with respect to an ISDA Obligation in an Insolvency or Liquidation Proceeding or otherwise, such representative or Holder, as the case may be, will forthwith deliver the same to the Facility Agent on behalf of the Holders of an ISDA Obligation, for the account of the such Holders of an ISDA Obligation, to be applied in accordance with Section 4.1.  Until so delivered, such proceeds will be held by the representative or Holder who received such proceeds, for the benefit of the Holders of an ISDA Obligation.

SECTION 6.22                                            Insolvency.  This Agreement will be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding by or against any Pledgor.  The relative rights, as provided for in this Agreement, will continue after the commencement of any such Insolvency or Liquidation Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.

SECTION 6.23                                            Rights and Immunities of Secured Debt Representatives.  The Facility Agent will be entitled to all of the rights, protections, immunities and indemnities set forth in the ISDA Documents, the Junior Notes Trustee will be entitled to all of the rights, protections, immunities and indemnities set forth in the Junior Notes Documents, and any future Secured Debt Representative will be entitled to all of the rights, protections, immunities and indemnities set forth in the credit agreement, indenture or other agreement governing the applicable Secured Debt with respect to which such Person will act as representative, in each case as if specifically set forth herein.  In no event will any Secured Debt Representative be liable for any act or omission on the part of any other Secured Debt Representative, Holdings, or the other Pledgors hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor and Subordination Agreement to be executed by their respective officers or representatives as of the day and year first above written.

MXENERGY HOLDINGS INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY ELECTRIC INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY (CANADA) LTD.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

ONLINE CHOICE, INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

[Signature Page for Intercreditor and Subordination Agreement]

MXENERGY GAS CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY GAS CAPITAL CORP.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY ELECTRIC CAPITAL CORP.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

[Signature Page for Intercreditor and Subordination Agreement]

INFOMETER.COM INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY CAPITAL CORP.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY SERVICES INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

SEMPRA ENERGY TRADING LLC, as Facility Agent

By:	/s/ Michael Mitchell
Name: Michael Mitchell
Title: Vice President

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Junior Notes Trustee

By:	/s/ Anthony A. Bocchino
Name: Anthony A. Bocchino
Title: Vice President

[Signature Page for Intercreditor and Subordination Agreement]

EXHIBIT A
to Intercreditor and Subordination Agreement

[FORM OF]
INTERCREDITOR AND SUBORDINATION AGREEMENT JOINDER

The undersigned,                                           , a                               , hereby agrees to become party as [a Pledgor] [the Facility Agent] [the Junior Notes Trustee] under the Intercreditor and Subordination Agreement dated as of September 22, 2009 (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Intercreditor Agreement”) among MxEnergy Holdings Inc., the other Pledgors from time to time party thereto, Sempra Energy Trading, LLC, as Facility Agent, and [                    ], in its capacity as Junior Notes Trustee, and each of the other Pledgors and other parties from time to time thereto, for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

The provisions of Article 6 of the Intercreditor Agreement will apply with like effect to this Intercreditor Agreement Joinder.  Capitalized terms not otherwise defined in this Intercreditor Agreement Joinder shall have the respective meanings given in the Intercreditor Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement Joinder to be executed by their respective officers or representatives as of                                     , 20        .

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